Exhibit 99

Colgate Executive Franck Moison To Retire

NEW YORK--(BUSINESS WIRE)--October 10, 2018--Colgate-Palmolive Company (NYSE:CL) announced today that Franck Moison, Vice Chairman, has elected to retire on December 31, 2018 after 40 years of service.

After joining Colgate-Palmolive in France in 1978, Mr. Moison advanced through marketing and management positions in Colgate-Europe and at the corporate level. From 2007 to 2010 he provided leadership for Global Marketing, Supply Chain and Technology. He was appointed Chief Operating Officer, Emerging Markets in 2010 with expanded responsibility for Business Development in 2013. Mr. Moison has served as Vice Chairman since 2016. Outside of Colgate, Mr. Moison is a director at Hanesbrands Inc. and United Parcel Service, Inc.

Ian Cook, Colgate’s Chairman and Chief Executive Officer commented, “We are extremely grateful for Franck’s many outstanding contributions to Colgate. He leaves an enduring legacy of expanding the geographic scope of our core business, advancing strategic acquisitions key to our market leadership, and building functional excellence to drive our business success. We wish him all the best as he begins an active retirement.”

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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Fabuloso, Soupline and Suavitel, as well as Hill’s Science Diet and Hill’s Prescription Diet. For more information about Colgate’s global business, visit the Company’s website at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-C

CONTACT:
Colgate-Palmolive Company
John Faucher, 212-310-3653
or
Hope Spiller, 212-310-2291